Exhibit 99.1

Conference Call Transcript

June 7, 2005

2:00 p.m. Pacific Time

Operator:	Good afternoon. My name is Meredith and I will be your conference facilitator. At this time I would like to welcome everyone to Autobytel’s conference call to discuss its first quarter 2005, fiscal year 2004, third quarter 2004, and restated financials for the first two quarters of fiscal year 2004 and full years for 2003 and 2002. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question press Star then the number 2. Thank you.

Ms. Klein, you may begin your conference.

Jennifer Klein:	Thank you Meredith and welcome to everyone on the line. Before we start the call today I’d like to make some comments on forward-looking statements. Today’s conference call including the question and answer period, projections, or other forward-looking statements regarding future events and the future financial performance of the company are all covered by the Safe Harbor statement contained in our public filings.

We would like to caution you that actual events or results may differ materially from those forward-looking statements. We refer you to documents the company has filed with the SEC, specifically the Form 10-K for the year ended December 31, 2004 and the Form 10-Q for the quarter ended March 31, 2005. These documents identify the principal factors that could cause results to differ materially from those forward-looking statements.

On the call today are Rick Post, President and CEO of Autobytel; Mike Schmidt, CFO; and Rich Walker, COO. The call will begin with Rick giving an overview of the company’s status followed by a review of the financials by Mike and a discussion of operational focus from Rich. With that I’d like to turn the call over to Rick Post. Rick?

Rick Post:	Thank you Jennifer. The past seven months have been a time of significant change and challenge at Autobytel. As you are aware, I joined as CEO April 27. I am excited to take on my new role as CEO. I believe in the people that are on our team and the strategy that we have deployed.

My first task was to bring to closure the restatement process and return the company to a current filing status with the SEC and NASDAQ. I am happy that we have concluded the challenging process of restating our financial results for the past three years and I look forward to discussing the outcome of this process with you.

Last week we filed an extensive amount of information in our 10-Q’s and 10-K. I urge you to fully review these documents for complete information about the adjustments to our financial results. Today’s call will focus on the main outcome from the restatements and the results of the first quarter for fiscal year 2005 and the full year fiscal year 2004.

Joining me today on the call are Mike Schmidt and Rich Walker. I am pleased to announce that Mike Schmidt has been appointed Chief Financial Officer and Rich Walker was named Chief Operating Officer in April. Mike, Rich, and I will be working together to optimize our operations and maximize our market position.

While the past seven months have been very trying, we have seen significant accomplishments in our business. Let me begin with the results for the full year 2004. In 2004 we reported record revenues of $122.2 million, a 38.3% increase over 2003. Operating income for 2004 was $5.5 million which included the expenses associated with the internal review and restatement.

The fourth quarter of 2004 was particularly strong for our leads business. We delivered a total of 1.1 million purchase requests to our retail and enterprise relationships during the fourth quarter with an average revenue per lead of $18.53. Both CRM and advertising experienced double digit year over year growth.

Autobytel celebrated its tenth anniversary at NADA earlier this year and it’s interesting to reflect on how radically things have changed and the degree to which consumers and the automotive industry are now responding to Internet marketing.

According to a recent study by Borrell Associates, most of the 61 million consumers who bought a new or used car last year began their search on the Internet. Thirty-nine percent of all new car sales are expected to be Internet generated by 2008 and in 2004 the Internet surpassed newspaper broadcast media in influence on consumer car buying decisions.

No other medium in the past half century, not TV, auto magazines, or cable programming, has forged such a dramatic, commanding path to active car buyers as the Internet. As you can tell, the industry trends continue to move in our favor and we believe that we are well positioned in the marketplace with the right products and services.

Now let me review the first quarter of 2005. As of March 31, 2005 our total revenues were $33.3 million, an increase of 35% from a year ago. Drilling down, you will see that our - that over the course of a year Autobytel increased revenues from the lead side of the business by 26%, advertising grew by 54%, and CRM by 91%.

Total revenues of $33.3 million in the first quarter declined by $700,000 from the fourth quarter of 2004. A good portion of this slowdown in our core business came back - came from pulling back on lead delivery in an effort to increase our lead quality. In addition, an increasingly competitive market resulted in a decline in our retail dealer base.

We are taking actions to grow our dealer base, increase lead quality, and increase revenues from all parts of our lead business. Part of Rich Walker’s role is to implement the controls that will keep our business strong in an increasingly competitive lead generation market.

We recently completed the integration of the Car.com web site into the Autobytel technological and marketing infrastructure. This should allow us to more quickly deploy product, better leverage search and advertising, and improve the overall distribution of leads coming from the site.

We would expect that over time this will improve the efficiency of our business in many ways including improving purchase request quality for Car.com member dealers.

The finance lead business continues to be strong, improving 13% sequentially during the first quarter. The finance lead business is an area of growth for Autobytel.

Another one of the highlights of the first quarter 2005 was our record growth in advertising revenue. We saw 25% sequential growth in advertising revenue. Ad page views increased to 99.2 million from 94.3 million and most notably

CPM increased to $41.75 from $37.44 per page. To give you a frame of reference, during the first quarter of 2004 we generated 86.8 million ad page views at an average CPM of $35.75.

We continue to launch products to differentiate Autobytel. During the first quarter we launched and expanded several exciting initiatives including CarTV.com, Autobytel Direct, and search engine optimization.

Now integrated throughout Autobytel’s car buying web sites, CarTV further expands available advertising inventory with a lineup of highly desirable automotive content that includes streaming video test drives, reviews, auto show coverage, and car care tips.

We further expanded our advertising portfolio with the launch of Autobytel Direct, a fully integrated, multimedia direct marketing product that targets end market car buyers during the pivotal window between submission of a web site vehicle purchase request and offline purchase.

Borrell’s projects that by 2005 the automotive Internet ad category will have grown to nearly $2 billion or 6.4% of all dollars spent on auto advertising. This is a 40% increase from $1.2 billion in 2004. Significantly, dealerships nearly doubled their interactive marketing budgets in 2004. And according to a recent Jupiter report, 30% to 40% of those dealer ad dollars now go to online lead generators such as Autobytel.

We expect advertising to continue to be a significant source of opportunity in our business. As we announced yesterday, we are putting considerable efforts behind search engine optimization and growing direct to site traffic.

One approach that we have taken is to increase the quantity and quality of our editorial content. We believe this strategy is right on track. In May 2005 we generated 1.7 million editorial page views, a 150% increase from May 2004. Our focus on editorial content is one reason why we are making some - making progress in natural search with over ten million pages now indexed by the leading search engines.

Another example of our investment in automotive content is Autoahorros which is renamed and relaunched or was renamed or relaunched in December 2004 and is a leading Spanish language auto site online. This site generated over 800,000 page views in May 2005, a dramatic 600% increase year over year. Additionally, we launched an innovative relationship with AOL Latino and are seeing visits to our Spanish pages increase month to month at a steady rate.

We continue to focus on striking strategic relationships that would further extend our reach. During the first quarter of 2005 we announced relationships with Earth Link, MSN Latino, and Kelly Blue Book.

This year at NADA the buzz was about CRM products. We have been providing online lead management tools to dealers for nine years. And this year we are proud that for the third year in a row Web Control is the number one independent lead management tool among the nation’s most successful Internet dealers according to Wards Dealer Business.

We saw record CRM revenues of $5.8 million in the first quarter of 2005. We are pleased with this continued growth in this area of our business. Automotive CRM is a highly fragmented and competitive market. Our strategy is to offer dealers an integrated CRM solution to encompass customer generation, customer management, and customer retention.

We are making progress in our plans to combine our CRM offerings, Web Control and RPM, into a single solution for dealers. Once this is completed we should have significant product differentiation in the marketplace which should help us increase our market position.

As I said at the beginning of this call, there has been a lot of change at Autobytel over the past seven months. The one thing that hasn’t changed is our fundamental belief that Autobytel has the right strategy to leverage the substantial market opportunity ahead of us.

Progress is never perfectly linear, but the direction is clear. Going forward, our key initiatives are to grow the core lead business, continue to leverage the strength of our advertising business, and focus on integrating our CRM products.

We will invest accordingly to grow revenue and profits in these areas. We will continue to see the effects of the restatement process through the second quarter as we have incurred significant costs to complete this process. Our underlying strategy still is quite simple — provide dealers and OEMs with the best in class, most cost effective and comprehensive online marketing solutions.

In closing, our strategy is on track and we are continuing to execute. We have work to do, there is no doubt. We are focused and fully committed to creating shareholder value.

Now Mike will take you through the financials. Mike?

Mike Schmidt:	Thank you Rick. Let me begin with the net impact of the restatements. The aggregate impact of the restated items on the statement of operations for the period January 1, 2002 through June 30, 2004 is a reduction in net income of approximately $3.1 million.

The aggregate impact on our balance sheet at June 30, 2004 is a reduction in stockholder’s equity of approximately $800,000. The impact of the restated items on net income for the fiscal years 2002 and 2003 as well as for the first six months of 2004 is as follows.

Net income was reduced by approximately $300,000 for the 2002 fiscal year. Net income was reduced by approximately $1.1 million for the 2003 fiscal year. And net income was reduced by approximately $1.7 million for the six months ended June 30, 2004.

Overall, the restated items which impacted net income can be categorized into the following areas. Unapplied credits — the restatement for unapplied credits resulted in approximately a $500,000 reduction in net income for the period January 1, 2002 through June 30, 2004.

Unapplied credits were basically customer credit balances which resulted from customer overpayment and/or credits issued which were inappropriately reversed and recorded as an increase in revenue. Of the $500,000 reduction in net income, approximately $420,000 impacted the 2003 fiscal year.

The second category of restatement items impacting net income are stale checks. The restatement for stale checks resulted in approximately a $130,000 reduction in net income for the period from January 1, 2002 through June 30, 2004.

Stale checks were outstanding checks issued by the company which were voided and the corresponding obligations inappropriately reversed and primarily recorded as a reduction in expenses. Almost all of the restatement for stale checks impacted the 2003 fiscal year.

The third category of restatement items impacting net income involves revenue recognition. The restatement related to revenue recognition excluding the previously mentioned unapplied credits resulted in approximately a $2.2 million reduction in revenue for the period January 1, 2002 through June 30, 2004.

Two of the revenue recognition items requiring restatement totaling approximately $1.3 million resulted in a corresponding decrease in costs, thus having no net income impact. The first of these items related to a transaction in 2002 which had insufficient support to establish fair value while the second item related to an under accrual in 2002 for customer credits allowance which had a corresponding over accrual for bad debt allowance.

The remaining revenue recognition items resulted in approximately a $950,000 reduction in both revenue and net income for the period from January 1, 2002 through June 30, 2004. Of the $950,000 reduction in net income, approximately $360,000 and $120,000 impacted the 2002 and 2003 fiscal years, respectively. Approximately $470,000 impacted the six months ended June 30, 2004.

The fourth category of restatement items impacting net income relates to the accounting for NADA. The restatement for NADA resulted in approximately an $800,000 reduction in net income for the period from January 1, 2002 through June 30, 2004.

The National Automobile Dealers Association or NADA normally holds their annual trade show during the first quarter of each year. Autobytel participates in this trade show and incurs substantial costs related to our presence at the show.

With regards to NADA, the company was incorrectly recording expenses throughout the preceding fiscal year for the trade show to take place in the following first fiscal quarter. These expenses should be primarily expensed when the trade show takes place being the first quarter of each year.

Of the $800,000 reduction in net income, approximately $400,000 and $90,000 impacted the 2002 and 2003 fiscal years, respectively. Approximately $310,000 impacted the six months ended June 30, 2004. With regards to the impact of incorrectly accounting for NADA prior to 2002, the accumulated deficit at December 31, 2001 was reduced by $1 million.

The next category of restatement items impacting net income relate to accruals. Restatement for accruals resulted in approximately a $340,000 reduction in net income for the period from January 1, 2002 through June 30, 2004.

As a result of a restatement for accruals, 2002 net income increased by approximately $460,000 while 2003 net income also increased by approximately $20,000. For the six months ended June 30, 2004, net income was reduced by approximately $820,000 for the accrual restatements.

The final category of restatement items which affected net income was the accounting for a loan made by Autobytel Europe. The restatement related to the accounting for a loan made by Autobytel Europe resulted in approximately a $390,000 reduction in net income for the period from January 1, 2002 through June 30, 2004.

This restatement item resulted from a loan being recorded at cost instead of net realizable value. Of the $390,000 reduction in net income, approximately $340,000 impacted the 2003 fiscal year while approximately $50,000 impacted the six months ended June 30, 2004.

Although the restatement of i-Manager revenues did not impact net income, it did result in a significant restatement of revenue which is worth mentioning. The restatement related to i-Manager had no overall impact on revenue or net income for the restatement periods but did impact the allocation of revenue between CRM and lead fees.

As many of you know, prior to the acquisition of AVV, i-Manager was the company’s main CRM lead management tool. Historically i-Manager was bundled with purchase requests and was not sold as a stand-alone product.

Due to the fact that i-Manager was always bundled with purchase requests and sold at varying price points, there is no objective and reliable evidence of the value of i-Manager. As a result, all revenue previously classified as i-Manager in the CRM revenue category is now classified as lead fees.

The restatement for i-Manager resulted in approximately a $5.7 million, $2.8 million, and $900,000 decrease in CRM revenues for the fiscal years 2002, 2003, and for the six months ended June 30, 2004, respectively. Correspondingly, lead fee revenues increased by the same amounts over the respective periods.

With regards to the restatement’s aggregated impact on our balance sheet at June 30, 2004, stockholders’ equity was reduced by approximately $800,000. The net reduction in stockholders’ equity is a result of the restatement items which impacted net income for the period January 1, 2002 through June 30, 2004 being $3.1 million which is partially offset by the following.

One, approximately a $1.1 million of increased net income which is classified as an adjustment to the accumulated deficit at December 31, 2001 primarily resulting from the NADA accrual as previously discussed. And two, approximately $1.2 million of increased paid-in capital resulting from a balance sheet restatement item relating to the value attributable to common stock issued for the Car.com and i-Drive acquisitions.

Before we discuss our results for 2004 and the first quarter of 2005, I would like to discuss the reclassification of two items, the goal being to provide transparency into our operations for investors.

The most significant reclassification is the addition of cost of revenues to our operating expense classification. Cost of revenues will contain certain costs previously classified as sales and marketing as well as product and technology development.

Former sales and marketing costs now included in cost of revenues include traffic acquisition and related compensation costs, fees paid to third parties for data and content included on our properties, and printing, production, and postage for RPM’s customer loyalty and retention program.

Former product and technology development costs now included in cost of revenues include connectivity costs, technology license fees, amortization of acquired technology, amortization of internally developed technology, fees paid to third parties for data and content included on our properties, and server equipment depreciation.

The other classification which impacts our statement of operations is the reclassification of bad debt expense which is now included in general and administrative costs. Previously bad debt expense was included in sales and marketing.

I’ll now review the results for the full fiscal year 2004. In 2004 Autobytel recorded - reported record revenues of $122.2 million. Revenues increased by $33.8 million or 38% from $88.4 million in 2003.

2004 revenues attributable to Car.com and i-Drive customer loyalty and retention programs were $16.3 million and $5 million, respectively. Both Car.com and i-Drive were acquisitions which took place in 2004. In addition, revenue growth attributable to AVV was $4.8 million, a portion which is attributable to a full year of ownership of AVV in 2004. AVV was acquired in June of 2003.

Revenue from lead fees increased by $20.5 million or 32% to $84.8 million in 2004 compared to $64.3 million in 2003. This increase was driven by an additional 1.1 million purchase requests and 500,000 finance leads delivered in 2004. Total purchase requests delivered in 2004 totaled 4.2 million compared to 3.1 million in 2003. In addition, we instituted a price increase to some dealers in the second half of 2004.

Online advertising revenue increased by $2.2 million or 20% to $13.7 million in 2004 compared to $11.5 million in 2003. This increase was driven by increased web site advertising sales including Car.com as well as revenue from our direct marketing offerings which is a new product for the company as a result of our acquisition of Car.com.

Total ad page views totaled approximately 350 million in 2004 compared to approximately 313 million in 2003. The advertising CPM per page for 2004 was approximately $38 compared to $37 in 2003.

CRM service revenues increased by $11.7 million or 163% to $19 million in 2004 compared to $7.2 million in 2003. The increase in revenue was due to higher RPM revenues including RPM’s customer loyalty and retention marketing programs as well as higher revenues at AVV.

Data and other service revenues continued to decrease primarily driven by lower revenues from our AIC division. Cost of revenues as a percentage of total revenue was 41% in both 2004 and 2003. Overall, cost of revenues increased by $14.2 million or 39% to $50.7 million in 2004 compared to $36.5 million in 2003.

The increase in cost of revenues was primarily driven by higher cost for purchase requests and finance leads from third parties primarily related to the increased number of purchase requests and finance leads delivered in 2004. In addition, printing, postage, and production costs for RPM’s customer loyalty and retention program were higher due to increased volumes in 2004.

Other operating expenses including sales and marketing, product development and technology, general and administrative, and amortization of intangibles increased to 54% of revenue in 2004 from 52% in 2003. Overall these costs increased $19.5 million or 42% to $66 million from $46.5 million in 2003.

The increase is driven by higher sales and marketing costs, higher product and technology development costs, higher general and administrative costs, as well as higher amortization of intangible assets related to the Car.com and RPM acquisitions.

Included in the 2004 G&A cost is $1.1 million associated with the settlement of a contract dispute and $1 million related to the internal review and restatement.

Net income for the fiscal year 2004 was $5.8 million or 13 cents per fully diluted share. Fully diluted shares outstanding for the fiscal year 2004 totaled 44 million shares.

For the year ended December 31, 2004 we generated $7.6 million in cash from operations. Domestic cash, cash equivalents, short and long term investments totaled $52.8 million as of December 31, 2004.

I would now like to discuss the company’s results for the first quarter of 2005. The company’s revenues increased by $8.7 million or 35% to $33.3 million in the first quarter of 2005 compared to $24.6 million in the first quarter of 2004. Revenues attributable to Car.com and i-Drive’s customer loyalty and retention program were $5 million and $2.8 million, respectively. Both Car.com and i-Driveonline were acquisitions which took place in April of 2004.

Lead fees increased by $4.4 million or 26% to $21.6 million in the first quarter of 2005 compared to $17.2 million in the first quarter of 2004. The increase in first quarter lead fee revenue was driven by an additional 150,000 purchase requests and 200,000 finance leads delivered. The total purchase requests delivered in the first quarter of 2005 totaled one million.

Revenue per purchase request in the first quarter of 2005 was $19.01 versus $20.05 in the first quarter of 2004 and $18.53 in the fourth quarter of 2004. Total finance leads delivered in the first quarter of 2005 totaled 200,000.

As of March 31, 2005, retail dealer relationships in the company’s lead referral program increased to 6,200 from 5,500 as of March 31, 2004. The number of enterprise dealer relationships with major dealer groups in the company’s lead referral program was approximately 670 as of March 31, 2005, an increase from 580 at March 31, 2004.

In addition, we had six direct relationships encompassing 16 brands with automotive manufacturers or their automotive buying service affiliates representing up to approximately 17,600 enterprise dealer relationships at March 31, 2005.

This compares to four direct relationships encompassing 15 brands representing up to 18,200 enterprise dealer relationships at March 31, 2004. The company’s finance lead referral network at March 31, 2005 also included approximately 300 relationships.

Advertising revenue increased by $1.7 million or 53% to $4.8 million in the first quarter of 2005 compared to $3.1 million in the first quarter of 2004. The increase was driven by higher web site ad sales combined with revenue from our direct marketing offerings.

Total ad page views in the first quarter of 2005 totaled approximately 100 million compared to approximately 87 million in the first quarter of 2004. The advertising CPM per page for the first quarter of 2005 was approximately $42 compared to approximately $36 in the first quarter of 2004.

Revenue from CRM services increased by $2.7 million or 91% to $5.8 million in the first quarter of 2005 compared to $3 million in the first quarter of 2004. This increase was primarily due to an increase in the number of Web Control and RPM customers combined with increased volumes for RPM’s customer loyalty and retention program.

The number of Web Control customers and RPM customers were 2850 and 750, respectively, at March 31, 2005 compared to 2540 and 450, respectively, at March 31, 2004. Data and other service revenues decreased by $100,000 from the first quarter of [2004].

Cost of revenues declined as a percentage of total revenues to 40% in the first quarter of 2005 from 43% in the first quarter of 2004. Overall, cost of revenues increased by $2.9 million or 27% to $13.4 million in the first quarter of 2005 compared to $10.5 million in the first quarter of 2004.

The increase in cost of revenues was primarily driven by higher cost for purchase request and finance leads from third parties primarily related to the increased number of purchase requests and finance leads delivered in the first quarter of 2005. In addition, printing, postage, and production costs for RPM’s customer loyalty and retention program were higher due to increased volumes in 2004.

Other operating expenses including sales and marketing, product development and technology, general and administrative, and amortization of intangibles increased to 69% of revenue in the first quarter of 2005 from 55% in the first quarter of 2004.

Overall these costs increased $9.4 million or 70% to $22.9 million in the first quarter of 2005 from $13.5 million in the first quarter of 2004. The increase was driven by higher sales and marketing costs, higher product and development and technology costs, higher general and administrative costs as well as higher amortization of intangible assets related to the Car.com and RPM acquisitions.

Included in G&A costs for the first quarter of 2005 are approximately $3.2 million of costs related to the internal review and restatement. Excluding the costs for the internal review and restatement, other operating expenses increased to 59% of revenue. In addition, we incurred approximately $700,000 of costs related to NADA which took place in the first quarter of 2005.

Net loss for the first quarter of 2005 was $2.8 million or 7 cents per fully diluted share. Fully diluted shares outstanding for the first quarter of 2005 totaled 41.9 million or 2.1 million lower than the full year 2004. The lower fully diluted shares outstanding are due to the exclusion of employee options as they would be anti-dilutive.

For the first quarter of 2005 we used $100,000 in cash from operations. Domestic cash, cash equivalents, short term and long term investments totaled $52.2 million as of March 31, 2005. I will now hand over to Rich who will discuss our operational focus.

Rich Walker:	Thanks Mike. Let me reiterate a few points around the current market environment and our general corporate strategy to provide the backdrop as we move to establish our specific operational agenda over the next few months.

I’ve been at Autobytel for more than two years now. Our initial focus was establishing a framework to direct our strategic growth initiatives. The prevailing market conditions at the time were well documented.

In addition to being a very large, high growth market, the automotive marketing services category was and continues to be fiercely competitive, highly fragmented, and when viewed from the eyes of our OEM dealer - our OEM and dealer customers, often very inefficient in terms of delivering integrated and cost effective solutions. The result had been limited strategic or product differentiation in the marketplace.

While the market environment remains very complex, our core business mission is really quite simple — to help dealers and manufacturers sell cars. As Rick said, our underlying strategy is also quite simple — provide dealers and OEMs with the best in class, most cost effective and comprehensive online marketing solutions.

Over the last two years we’ve made important progress in executing on this strategy including our acquisitions of AVV Web Control, Car.com, and i-Driveonline.

With the suite of integrated products and services that we now offer, Autobytel helps manufacturers build their brands, consumers contact dealers, and dealers sell cars and build marketing relationships that convert to recurring service revenue and produce future new and used car sales opportunities.

As Rick also pointed out, numerous industry research and underlying consumer trends suggest continued growth in the automotive online category. The automotive and Internet dealership CRM market is large, influential, and rapidly developing. As a result, we firmly believe our strategic framework remains the correct one for Autobytel.

As we continue to develop best in class integrated products and services, we’ve seen a natural bias to increase complexity, not simplicity in key areas of product development and operational scale and scope. We must therefore ensure at a tactical or operational level our organization is functioning with extreme efficiency as we execute within the broader strategic environment.

The lengthy internal review process that we just completed has revealed significant opportunities for us to improve our internal processes as well as to rectify those that were impacting the efficiency of our operations. These opportunities will become the basis for our specific operational agenda over the next few months. I will continue to work very closely with Rick, Mike, and each of the business units to develop improved organizational processes.

The specific process improvements will be designed to make the organization perform at a very high level, particularly with respect to the following — efficient communication, effective prioritization, and appropriate resource balancing around those priorities.

I am extremely focused on completing these initial assessments and developing specific recommendations. We will be reporting to you in the quarters ahead on our progress and I’m committed to making sure these improvements have measurable impact on the company’s overall results.

I firmly believe that Autobytel has a great future in this rapidly emerging and evolving market. My job is simply to lay down a solid foundation internally that allows us to be operationally prepared to compete and continue to compete and win effectively as we execute on our strategy.

With that I will now turn it back to Rick.

Rick Post:	I want to thank Rich and Mike for joining me on the call and thanks to everyone on the call for listening today. We had a lot of information to go through. And with that said I’d like to open up the call for questions. Operator?

Operator:	At this time I would like to remind everyone, if you would like to ask a question press Star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Christa Quarles with Thomas Weisel Partners.

Christa Quarles:	Hey, a couple of questions, and yes, there was a lot of data so forgive me if I have gotten some of the details wrong. But I think you guys had mentioned something about your retail dealers being reduced.

Just could you give us an update as to, you know, sort of the retail and OEM lead and pricing trends just to give us a sense as to, you know, the overall health of the market? Obviously we haven’t had an update in a couple of quarters. Actually I’ve got a couple of questions here.

The second question would be can you update us on the cost of your purchase requests? That’s the stats that we had gotten in the past and I’m just trying to understand if that’s changed at all.

And then if you could highlight the competition from other lead generation sites, you know, companies like NexTag I know have sort of adopted a lead generation auto product. I don’t know if they are starting to have any impact at all.

And then the final question is can you quantify the G&A costs from sort of handling the restatement, i.e., you know, is your cost structure as we look at it in Q1 something that is likely to continue and then sort of, you know, margin implication going forward? Thanks.

Rick Post:	Okay, I’m not sure I got all those down but we’ll …

Christa Quarles:	I’ve got them written down.

Rick Post:	Well I’m sure you do. We’ll do the best we can here and if we miss one would you come back to us? As far as the marketplace, the competitive environment, I do believe we are seeing a more competitive environment on the lead side than we did let’s say a year or two ago. With that being said, we believe that we can grow the retail lead base. That is still a very good business for us.

Cost per PR bounce around a bit and Mike could maybe give us a few stats on that. But they generally are within a range of 50 cents or so between quarters. Mike, do you have …

Mike Schmidt:	Yeah, I mean, from a - the cost of PR, I mean, what we’ve done with the cost of revenue classification is especially as we do paid search and, you know, we obviously buy paid - we buy place keyword searches for purchase requests as well as page views for advertising. And in the old TAC there was in essence an allocation of some of those purchases.

And what we’ve done with the cost of revenue I think is tried to get a better alignment of really what are the total direct costs to drive not only the leads and the advertising but as well as some of the RPM products.

From a cost per lead perspective, I think going forward especially for competitive reasons we’re going to avoid giving specific acquisition costs per lead.

From a G&A cost perspective I can talk with regards to the restatement. The costs related to the investigation and restatement in Q4 were approximately $1.1 million. They were $3.2 million in Q1 and there will be some costs in [Q2]. Obviously we just recently filed all the Q’s and the K’s so some of those costs will carry over into Q2 of this year.

Christa Quarles:	So there’s $3.2 million in Q1.

Mike Schmidt:	Correct.

Christa Quarles:	And then do you have an estimate for Q2 yet?

Mike Schmidt:	I would say it will be somewhere between Q4 and Q1, Q4 of ’04 and Q1 of ’05.

Christa Quarles:	And in terms of, you know, sort of where you are in your ability to give outlook, how much visibility do you have in the proceeding, you know, quarter or two and are you willing at this point probably, you know, to comment on what that visibility looks like?

Rick Post:	No, I’d say we’re not prepared at this point to talk about the next few quarters. We hope to be in a better position at the end of Q2 as, you know, we’ve got - we’ve had significant management changes and other things that we’ve been focused on to get the restatement done.

The - again, the trends in the business we believe our advertising revenue is growing, our CRM business is growing, our lead business has in the first quarter for a variety of reasons including competitive reasons trying to drive quality, had to decrease on the lead revenue side. Our finance lead business has continued to grow. So as we go forward we want to focus on driving all of those on growth.

And some of the dealer base on the retail side, the dealer base declined as we expected after the Car.com acquisition. We knew there was some overlap and there would be some migration off. I think our challenge now is to end that decline on the retail dealer base that we’ve been seeing slowly erode and turn that around.

We’ve instituted a number of activities to do that including more aggressive pricing on larger transactions in the marketplace along with a variety of technology tools that we have been deploying to improve delivering higher quality leads and more leads to dealers than we have in the first quarter. So that’s all being implemented as we speak.

Christa Quarles:	Okay well thank you.

Operator:	Your next question comes from Richard FetykoFetyko with Merriman Curhan Ford.

Richard Fetyko:	Thanks for taking my question guys and congrats on finally getting through that difficult stage. I’m just trying to figure out on the core business which appears to be really the challenging part right now.

How do you sort of think about, you know, how can you differentiate your product or how can you differentiate your lead generation business? Where do you see the competitive pressures? Is it from, you know, some of the Kelly Blue Books of the world or is it perhaps even from the OEMs, the actual, you know, purchaser of the leads that are demanding more aggressive pricing of the leads?

Rich Walker:	Richard, it’s Rich. I think we’re seeing pretty intense competition on both the acquisition and distribution. We are - it’s the usual competitive sets in the lead generation business. We are trying to be - in terms of differentiation I think our sales and support model is an area that we look at as providing significant differentiation. The challenge is to differentiate both across lead quality and price and ultimately the sales and support model.

We think our model of premium sales and support is the winning model. But we have to continue to navigate through a very competitive environment with aggressive pricing both in lead acquisition and ultimately pricing of the end customer.

Rick Post:	The good news is you’ve seen in our cost of sales line that despite some, you know, some pressure on that line as we do affiliate relationships and acquire leads from third parties we’ve been able to mitigate that significantly through our search engine optimization program, the paid search activities, along with just scale. Scale does help in this business.

And I think the Car.com acquisition again, while we knew we would have some loss and attrition of dealerships because of the overlap, that scale should give us the right footing to move forward and the differentiation we think again is our sales and support field force that we have. And we just - we need to take better advantage of that going forward.

Richard Fetyko:	How do we think about the drivers on that, you know, core lead generation side, the drivers of growth? Is it really dealership count or is it - can you just - can you drive - even with the constant number of dealers, can you drive more revenues with just more volume?

Rick Post:	Well it starts with quality. The higher level of quality we can deliver and demonstrate to the dealer that we’re increasing their sales closure - close ratio is where we’re going to start.

Absolutely our dealer base, growing our dealer base network is beneficial because that provides a greater area of delivery that we can address with our affiliates. So if an affiliate looks to us for delivery of a lead and we can fulfill that, they don’t need to turn to another party for that activity. So yes, absolutely the dealer base coverage is important.

We’ve also, as you can see on the OEM side and particularly on the dealer group side, focused on growing that part of the business where we have a single relationship with a large dealer group significantly reduces our cost of interfacing and retaining dealers and we’re able to provide a higher quality of service to that dealer group.

Rich Walker:	I would add Richard that the math around it is fairly straight forward. It’s adding new dealers and lead delivery points. It’s laser focused on improving retention, reducing customer turnover, and it’s also increasing the demand for leads with an existing customer and there are multiple ways to do that.

There’s training, there’s tools and technology like AVV Web Control which improves an individual dealer point and improves their ability to process and consume more leads. And if you can ultimately increase the capacity of our throughput, the distribution network, you create the drivers for growth that you alluded to.

Richard Fetyko:	Could you remind us how many dealerships in the U.S. do you think there are to target, you know, on the new and used car side?

Rick Post:	North of 35,000. I don’t have an exact number in front of me but I know the most recent number I saw was north of 35,000. So the - I think you’ve hit an interesting area. The ability to increase our presence is there. We’re at 6200 or so, right around 6200 relationships on the retail side.

And while we do have significant coverage through some of these OEM programs, we’re still, you know, not on a direct relationship basis as opposed to going through an OEM — on a direct relationship basis we have a lot of opportunity to grow the business.

Richard Fetyko:	Okay thank you.

Operator:	Again I would like to remind everyone, if you would like to ask a question press Star then the number 1 on your telephone keypad. Your next question is from Justin Cable with B. Reily and Company.

Justin Cable:	Thank you. On the leads business you talked about improving the quality of those leads. Should we take that to mean that you are not giving certain leads to dealers because you feel that they are low quality leads?

Rick Post:	Yes.

Justin Cable:	I.e., being that the reduction in the lead referrals might be more of a decision on your part rather than a reduction in the general market or competitive threats?

Rick Post:	It’s absolutely been a decision on our part over the last two quarters, Q1 and continuing into Q2 to some degree. The issue is the dealers at some point won’t just accept any lead. The lead has to meet some level of standard on an aggregate basis around their close ratios.

And I think we’ve found a tipping point to where we weren’t delivering - in our minds we weren’t delivering a high enough level of quality to differentiate on an ongoing basis and to grow the business. So to grow from where we are, we think we need to improve that quality mix and we have we believe a number of tools that we’ve deployed in the last - literally in the last 30 days that will improve our ability to find and deliver high quality leads.

Search engine optimization which provides a higher quality lead as they come direct to site, identifying affiliates that have higher levels of lead, we have new tools in place to identify and track that so that we can better align ourselves with those affiliates.

And we also are - part of it’s also at the dealership level. It’s the training required to optimize the lead. So even a great lead can go in the “round can” if in fact nobody’s following up and driving that sale.

So part of it is the sales force that we have in the field, the support force, is getting them to work with the dealers to optimize that lead that might come through the dealership.

Rich Walker:	I would add to that simply each of our customers measure the value of our product on a ROI basis, a very traditional type of measure. There are - I’d make the general statement, there are plenty of leads in the market. Volume is not an issue, it’s really around quality.

And we very actively measure and monitor the quality of all of our affiliates and lead sources and very selectively determine the appropriate mix to achieve a return proposition that’s attractive. And we have chosen and will continue to not accept leads from lower lead quality providers or affiliates.

Justin Cable:	Okay. It sounds like you’ve kind of narrowed down that process and - or are you still kind of in the test mode in terms of trying to figure out what - how best to determine the quality of those leads?

Rick Post:	No, we think we’ve got the right tools and framework now going forward. And part of it quite frankly on the delivery side for the car.com side was integrating that business fully into the Autobytel business.

We were not able to - we just were not able to optimize leads coming in the way we can now. The integration of that took place a week and a half ago. The full integration took place a week and a half ago. So we think - we believe we’re already seeing an improved level of quality delivered to those dealers.

Justin Cable:	Okay, in terms of the dealer groups business, is the competition the same versus going direct to individual dealer sites?

Rick Post:	Generally the players that we’re seeing are the same, yeah. And we’re competing for that business as we would on an individual retail - individual franchise level basis. So yeah, it’s generally the same competition.

Rich Walker:	What we are seeing is with a lot of the large dealer groups is some trade-off in different business models around centralization and standardization of certain marketing practices as well as providing for what is at the end of the day a very localized business.

And we have had great success in attacking both of those opportunities where we can provide a standard program across the entire dealer group and provide an acceptable solution even where it’s a very localized basis as well. But it’s generally the same competitive set that we’re facing.

Justin Cable:	Okay and in terms of the market size and in terms of the number of dealer groups in the U.S., do you have that number?

Rick Post:	In terms of just what we would consider large dealer groups?

Justin Cable:	Yeah.

Rick Post:	I don’t know that I have that number.

Justin Cable:	I mean, you have the dealership count from the 35,000 in the U.S. market, but how much of that is …

Rick Post:	Well if you look at dealers that have franchises and I’d say large dealer groups would be north of say 20 to 25, depending on who you - in the industry I think that’s generally the break point. And, you know, we would estimate that they’re somewhere north of 200 of those larger dealer groups.

Rich Walker:	That being said, I would characterize the market as extremely fragmented. The largest dealer group still represents a very small fraction of the overall market in aggregate terms. It’s still an opportunity of many smaller less than 25 dealer groups or rooftops at the end of the day.

So it does require - while there’s some scale and we’ve taken advantage of that from a sales perspective, there is still the greater opportunity lies in smaller individual retail opportunities.

Justin Cable:	Okay last two questions are just, one, on operational improvements. Any more color there? I know you were kind of vague in your kind of going through the initial assessments of what changes might need to be made or what areas to focus on. But is the overall goal there just to improve your processes or is there - are you looking to improve your operating margins overall?

The second question is just on the NASDAQ listing status, when should we hear back from NASDAQ in terms of getting the “E” removed?

Rick Post:	Well the good news on the E is according to our general counsel, the E is going to come off on Thursday at the end of - I believe it’s the beginning of trading on this Thursday. So we will no longer have that associated with us.

The …

Rich Walker:	Two questions — I think operationally I think the investigation has identified certain opportunities to improve the effectiveness and the coordination across all the functional groups. So it’s all about process and very disciplined process, disciplined thinking, disciplined processes to ensure that internally the organization functions very efficiently and highly effective.

And in terms of specific initiatives, we are looking at the organizational structure to make sure that’s appropriately aligned with the opportunities externally and making sure importantly that we’re investing appropriately in those opportunities. I think we’ll as Rick alluded to, continue to look at the overall cost structure of the company and ensure that we’re vigilantly managing the cost environment.

Mike Schmidt:	This is Mike. And from an op margin perspective I think, you know, obviously we can as Rick alluded to, we can, you know, probably give more color after we report Q2 results.

I think as well, you know, there’s obviously, if you read the report, there’s a fair amount of remediation that needs to go on in these processes throughout the year as well and obviously there will be some costs related to that as we remediate those processes throughout the year.

Rick Post:	Yeah we have significant costs we incurred in 2004. We would expect in terms of the ongoing compliance with Sox, which is really the remediation of some of these processes, we would expect for those costs to continue. But at the end of the day, the improvements in processes should result in our ability to scale these activities and improve margins in the long run, absolutely.

Justin Cable:	Okay thank you.

Operator:	Your next question is from Jason Escamilla with Joe Feshbach Partners.

Jason Escamilla:	I’ll just actually follow up on the previous. Are you - were you willing to give trends on the 404 costs for ’05 or any sort of estimate there and willing to break out anything in Q1?

Mike Schmidt:	You know, I think 404 costs for ’05, it’s still a bit early and I think we’ll give color to that in Q2. I mean, obviously there won’t be the restatement costs but there will be some of the remediation costs which, you know, as we were going through the restatement we obviously didn’t have a lot of time to focus on that remediation during the first half of [’05].

Rick Post:	In terms of 2004 Sox related costs, I don’t know if we’ve broken that out specifically in any way.

Mike Schmidt:	Yeah, we haven’t at this point.

Rick Post:	Okay, I guess we haven’t broken that out. It’s a significant amount of expenditures and that would likely continue on. But the restatement items, obviously the three main in Q1 and a very large number in Q2 will go away.

Jason Escamilla:	Okay then as far as Q1 for ’05 for 404 costs? Is that significant as well?

Mike Schmidt:	404 costs in Q1 would not be overly significant. I think most of the costs in Q1 were focused on the restatement.

Jason Escamilla:	Okay thanks, and just one more follow-up or unrelated. Growth plans for your advertising/media and CRM business. Can you give us a little more color on that, on the plan for ’05?

Rick Post:	Well not really at this time other than we believe the advertising revenue for the year will continue to be at a significant - for advertising we’ll have significant growth over ’04. CRM, we continue to, you know, look at increasing rates - revenue significantly there also this year. We’re integrating the AVV and RPM business so we think from a long term cost structure standpoint we’ll be better positioned to deliver that product.

Mike Schmidt:	And I can probably give you a bit more color around the ’04 Sarbanes cost. They’re probably - I can’t give you exact amounts but they’re probably slightly north of $2 million.

Jason Escamilla:	Okay, and then if I understand when you talk about significant growth, you’re talking about sequential growth in ’04, going back to the CRM and your business in particular?

Rick Post:	’05 over ’04, yeah.

Jason Escamilla:	Well yeah, you’ve got a pretty easy, I mean, I guess I just want to understand when you mentioned significant growth. Is that sequential from here or is that year over year?

Rick Post:	In terms of details on that, we’ll have to, you know, in Q2 we’ll hopefully be able to give you a better look at where we’re going to be sequentially is what you’re asking I guess — sequentially on the CRM business for the rest of the year.

Jason Escamilla:	Yeah, that’s fine. Okay thanks.

Operator:	Your next question is from Mitch Tuchman with Apex Capital.

Mitch Tuchman:	Hey guys. Advertising has been growing real nicely. One of the things that I’ve always understood is a constraint for that line item is the amount of inventory you have. Is that still the case? And if so, are the CarTV videos and all these types of other things helping to increase inventory? Is that what you’re doing with all that?

Rick Post:	Yeah, that’s absolutely increasing inventory as are some of the - we’re working on a number of relationships that would be co-brand type of relationships that would increase the inventory available for advertising along with the other area of growth in advertising has been these email campaigns.

Now they’re not predictable in terms of how they roll through. It’s oftentimes last minute in the quarter, somebody - a large OEM will want to put out a large email campaign. That’s been a nice area of growth for us.

But in terms of the inventory on the ads, yes. We’re doing everything we can to look at ways to partner and co-brand, expand our footprint so to say to create more page views to sell.

Mitch Tuchman:	And what are the gross margins on the advertising that you’re getting right now? Is it above 90%?

Rick Post:	They’re very good, they’re very good. In terms of breaking that out, we’ve not done that to date.

Mitch Tuchman:	Do you expect to be in a position where you’d be able to project what the growth might be in the advertising business?

Rick Post:	I would hope to be in a position to give you a better range of what that might look like over the next year or two. It’s a bit, you know, it’s obviously very, very dependent on the largest OEMs in terms of their continuing to allocate more and more dollars to the Internet.

And I think what we’re seeing is a migration from traditional - a reallocation of traditional media dollars to the Internet and we’ve been a beneficiary of that. We hope to continue to increase and take advantage of that going forward.

Rich Walker:	You know, the up fronts even, is already begun and continuing for the ’06 now. And what is already in place in terms of the commitments on ’05 is fairly well understood.

What we continue to work aggressively is for some of the spot opportunities in the incremental programs and that remains a very fluid process here as the growth there being around the email and the CarTV. And we get some very attractive CPMs on a lot of the video opportunities and the rich media.

Rick Post:	Yeah, in terms of just the trajectory, the Borrell’s report that I cited, the advertising dollars spent by the automotive industry in the Internet category was about - just a little over 6% of all of their dollars spent on auto advertising. That’s up from 3% or about 3% in 2004. So that was, you know, that’s a significant amount of dollars.

Now will that doubling continue? I don’t - I wouldn’t expect it to continue to double but, you know, going from $1 billion to $2 billion to let’s say $3 billion or $4 billion over the next year or two could have a significant impact on our ability to drive that line item.

And we think - we are trying to do things like CarTV, richer editorial content, things that will keep people at the site, keep them interested, allow them to differentiate in terms of advertisers and somebody’s clicking on a specific model, we can go deeper on that advertising relationship too. So there’s a lot of opportunity there. We’ve got to - we’re working on ways to take better advantage of it.

Rich Walker:	And maybe to finish the thought, it clearly is when you look at our competitive set around our core business, this area of the business is not only high growth but probably the most significant point of differentiation for us as we look across that competitive set.

Mitch Tuchman:	Great, let me ask you one more question if I may. If you were to look ahead, you know, two, three, four quarters out and all the extraordinary costs are taken out of the P&L, look at operating income on say a $35 million, $36 million quarter. What’s your target operating income percentage? Do you have any sense of where that could be after you’ve, you know, kind of done some of your guys magic with the cost structure and so forth?

Rick Post:	I do. We haven’t talked about it. We’re working through that right now and it would be nice to have a discussion about that hopefully in the future.

Mitch Tuchman:	Think there will be a 2 in front of that number?

Rick Post:	I don’t know. It would be great if it was.

Mitch Tuchman:	Yeah, okay.

Rick Post:	That would be a great goal.

Mitch Tuchman:	Well we’d love to hear about that on the next conference call.

Rick Post:	Okay.

Mitch Tuchman:	All right, thank you.

Rick Post:	Thank you.

Operator:	At this time there are no further questions. Mr. Post, are there any closing remarks?

Rick Post:	I want to thank you today for your patience. I know that was a tedious thing to listen through as we described the last three years of events. We look forward to speaking with you at the next call. Thank you.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.

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